                                               Filed Pursuant to Rule 424(b)(2)
                                               Registration No. 333-31024
PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MARCH 3, 2000)

                               U.S. $780,546,000

                       AMERICAN INTERNATIONAL GROUP, INC.
                          MEDIUM-TERM NOTES, SERIES F

                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

The following terms may apply to the notes which American International Group, Inc. may sell at one or more times. The final terms for each note, which may be different from the terms described in this prospectus supplement, will be included in a pricing supplement.

- Due 9 months or more from issue date

- May be denominated in U.S. dollars or in a foreign currency or composite currency

- Not subject to redemption at option of AIG, unless the pricing supplement specifies a redemption commencement date

- Minimum denominations of $1,000, increasing in integral multiples of $1,000 or other specified denominations for foreign currencies

- Book-entry (through The Depository Trust Company) or certificated form

- Interest at fixed or floating rates, or no interest at all. The floating interest rate may be based on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier:

      - commercial paper rate
      - prime rate
      - LIBOR
      - EURIBOR
      - treasury rate
      - CMT rate
      - CD rate
      - federal funds rate
      - any other rate or combination of rates specified in the pricing supplement

- Interest payments on fixed rate notes on each June 1 and December 1 and at maturity

- Interest payments on floating rate notes on the dates specified in the notes and in the applicable pricing supplement

     Investing in the notes involves certain risks. See "Risk Factors" beginning on page S-3 to read about certain factors you should consider before buying the notes.
                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

                           PUBLIC OFFERING        AGENTS' DISCOUNT
                              PRICE(1)            AND COMMISSIONS               PROCEEDS TO AIG(2)
                           ---------------        ----------------              ------------------
Per note.................       100%               .125% - .750%                99.875% - 99.250%
Total(3).................   $780,546,000      $975,682.50 - $5,854,095    $779,570,317.50 - $774,691,905

(1) The notes will be issued at 100% of their principal amount unless otherwise specified in the applicable pricing supplement.

(2) Proceeds to AIG are before deducting the expenses of the offering of the notes by AIG of up to $250,000. The exact proceeds to AIG will be set at the time of issuance.

(3) Or the equivalent of this amount in one or more foreign or composite currencies.

  The notes will be offered from time to time on a best efforts basis by the agents named below on behalf of AIG. In addition, the agents may purchase notes from AIG at negotiated discounts for resale to investors, and AIG may sell notes directly to investors on its own behalf. AIG does not expect that any of the notes will be listed on a securities exchange, and a market for the notes may not develop.

GOLDMAN, SACHS & CO.
               MERRILL LYNCH & CO.
                              JP MORGAN
                                     MORGAN STANLEY DEAN WITTER
                                                    SALOMON SMITH BARNEY

          The date of this Prospectus Supplement is January 26, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT
About This Prospectus Supplement and Pricing Supplements....   S-2
Risk Factors................................................   S-3
Description of Notes AIG May Offer..........................   S-7
United States Taxation......................................  S-27
Employee Retirement Income Security Act.....................  S-39
Supplemental Plan of Distribution...........................  S-39
Validity of the Notes.......................................  S-40
                            PROSPECTUS
About this Prospectus.......................................     3
American International Group, Inc...........................     3
Use of Proceeds.............................................     3
Consolidated Ratios of Earnings to Fixed Charges............     3
Description of Debt Securities AIG May Offer................     4
Plan of Distribution........................................    13
Validity of the Debt Securities.............................    14
Experts.....................................................    14
Where You Can Find More Information.........................    14

            ABOUT THIS PROSPECTUS SUPPLEMENT AND PRICING SUPPLEMENTS

      This prospectus supplement sets forth certain terms of the Medium-Term Notes, Series F, that AIG may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.

      Each time AIG offers notes, AIG will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes AIG is offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement or the prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the prospectus.

      It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in "Where You Can Find More Information" on page 14 of the prospectus.

                                  RISK FACTORS

INDEXED NOTES

AN INVESTMENT IN INDEXED NOTES PRESENTS SIGNIFICANT RISKS NOT ASSOCIATED WITH OTHER TYPES OF NOTES

      An investment in indexed notes presents certain significant risks not associated with other types of securities. If AIG issues indexed notes, AIG will describe certain risks associated with any such particular indexed note more fully in the applicable pricing supplement. Indexed notes may present a high level of risk, and you may lose your entire investment if you purchase such indexed notes.

      The treatment of indexed notes for United States federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Accordingly, you, or your tax adviser, should, in general, be capable of independently evaluating the federal income tax consequences of purchasing an indexed note applicable in your particular circumstances.

INVESTORS IN INDEXED NOTES COULD LOSE PRINCIPAL OR INTEREST

      The principal amount of an indexed note payable at maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to one or more of the following, each of which is an index:

- currencies, including baskets of currencies;

- commodities, including baskets of commodities;

- securities, including baskets of securities; or

- any other index or financial measure.

      The direction and magnitude of the change in the value of the relevant index will determine either or both the principal amount of an indexed note payable at maturity or the amount of interest payable on an interest payment date. The terms of a particular indexed note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Accordingly, if you invest in an indexed note, you may lose all or a portion of the principal invested in such indexed note and may receive no interest on the note.

THE ISSUER OF INDEX STOCK COULD TAKE ACTIONS THAT MAY ADVERSELY AFFECT AN INDEXED NOTE

      The issuer of a stock that serves as an index or part of an index for an indexed note will, unless otherwise provided in the pricing supplement, have no involvement in the offer and sale of the note and no obligations to the holder of the note. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holder. Any of these actions could adversely affect the value of a note indexed to that stock.

AN INDEXED NOTE MAY BE LINKED TO A VOLATILE INDEX, WHICH COULD HURT YOUR INVESTMENT

      Certain indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The expected principal amount payable at maturity of, or the interest rate on, an indexed note based on a volatile index may vary substantially from time to time. Because the principal amount payable at the maturity of, or interest payable on, an indexed note is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed notes may be adversely affected by a fluctuation in the level of the relevant index.

      The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these could adversely affect the value of an indexed note.

AN INDEX TO WHICH A NOTE IS LINKED COULD BE CHANGED OR BECOME UNAVAILABLE

      Certain indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. Such an alteration may result in a decrease in the value of or return on an indexed note which is linked to such index.

      An index may become unavailable due to such factors as war, natural disasters, cessation of publication of the index, or suspension of or disruption in trading in the currency or currencies, commodity or commodities, security or securities or other financial instrument or instruments comprising or underlying such index. If an index becomes unavailable, the determination of principal of or interest on an indexed note may be delayed or an alternative method may be used to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the relevant index. However, it is unlikely that such alternative methods of valuation will produce values identical to those which would be produced were the relevant index to be used. An alternative method of valuation may result in a decrease in the value of or return on an indexed note.

      Certain indexed notes are linked to indices which are not commonly utilized or have been recently developed. The lack of a trading history may make it difficult to anticipate the volatility or other risks to which such a note is subject. In addition, there may be less trading in such indices or instruments underlying such indices, which could increase the volatility of such indices and decrease the value of or return on indexed notes relating to them.

AIG MAY ENGAGE IN HEDGING ACTIVITIES THAT COULD ADVERSELY AFFECT THE VALUE OF AN INDEXED NOTE

      In order to hedge an exposure on a particular indexed note, AIG may, directly or through its affiliates, enter into transactions involving the currencies, commodities, securities, or other financial instruments that underlie the index for that note, or derivative instruments, such as options, on those currencies, commodities, securities, or other financial instruments. Transactions of this kind could affect the value of the indexed note in a manner adverse to the investor.

YOU HAVE NO RIGHT TO ANY HEDGING PROFITS OF AIG

      As discussed above, under "AIG May Engage in Hedging Activities that Could Adversely Affect the Value of an Indexed Note," AIG may engage in activities to hedge its exposure under an indexed note. AIG may have profits or losses from these hedging activities. It is possible that AIG could achieve substantial profits from its hedging transactions while the value of the indexed note may decline. The holders of an indexed note will have no right to any such profit.

INFORMATION ABOUT INDICES MAY NOT BE INDICATIVE OF FUTURE PERFORMANCE

      If AIG issues an indexed note, it may include historical information about the relevant index in the applicable pricing supplement. Any information about indices that AIG may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index that may occur in the future.

AIG MAY HAVE CONFLICTS OF INTEREST REGARDING AN INDEXED NOTE

      One or more of AIG's affiliates may have conflicts of interest with respect to some indexed notes. One or more of AIG's affiliates may engage in trading, including trading for hedging purposes, for their proprietary accounts or for other accounts under their management, in indexed notes and in the currencies, commodities, securities, or other financial instruments on which the index is based or in other derivative instruments related to the index. These trading activities could adversely affect the value of indexed notes. One or more of AIG's affiliates may also issue securities or derivative instruments that are linked to the same index as one or more indexed notes. By introducing competing products into the marketplace in this manner, AIG could adversely affect the value of an indexed note.

      To the extent that one or more of AIG's affiliates calculates or compiles a particular index, it may have considerable discretion in performing the calculation or compilation. Exercising discretion in this manner could adversely affect the value of or the rate of return on an indexed note based on such index.

NON-DOLLAR NOTES

   THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS AND PRICING SUPPLEMENT DO NOT DESCRIBE ALL THE RISKS OF AN INVESTMENT IN THE NOTES DENOMINATED IN OTHER THAN U.S. DOLLARS. YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS ABOUT THE RISKS OF AN INVESTMENT IN THE NOTES DENOMINATED IN A CURRENCY, INCLUDING ANY COMPOSITE CURRENCY, OTHER THAN U.S. DOLLARS. IF YOU ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY TRANSACTIONS, THESE NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR YOU.

INFORMATION ABOUT EXCHANGE RATES MAY NOT BE INDICATIVE OF FUTURE PERFORMANCE

      With respect to any note denominated in other than U.S. dollars, the applicable pricing supplement may include a currency supplement on the applicable specified currency. A currency supplement may include historical exchange rates for the specified currency. Information concerning exchange rates is furnished as a matter of information only. You should not regard such information as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

   THE INFORMATION SET FORTH IN THIS PROSPECTUS SUPPLEMENT IS APPLICABLE TO YOU ONLY IF YOU ARE A UNITED STATES RESIDENT. AIG DISCLAIMS ANY RESPONSIBILITY TO ADVISE PROSPECTIVE PURCHASERS WHO ARE RESIDENTS OF COUNTRIES OTHER THAN THE UNITED STATES, WITH RESPECT TO ANY MATTERS THAT MAY AFFECT THE PURCHASE, HOLDING OR RECEIPT OF PAYMENTS OF PRINCIPAL OF AND INTEREST ON THE NOTES. IF YOU ARE NOT A UNITED STATES RESIDENT, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND LEGAL ADVISORS WITH REGARD TO SUCH MATTERS.

AN INVESTMENT IN A NON-DOLLAR NOTE INVOLVES CURRENCY-RELATED RISKS

      If you invest in notes that are denominated in other than U.S. dollars, your investment may be subject to significant risks that are not associated with a similar investment in a security denominated in U.S. dollars. These risks include, for example, the possibility of significant changes in rates of exchange between the U.S. dollar and the various foreign currencies or composite currencies and the possibility of the imposition or modification of foreign exchange controls by either the U.S. or foreign governments. These risks depend on events over which AIG has no control, such as economic and political events and the supply of and demand for the relevant currencies.

CHANGES IN CURRENCY EXCHANGE RATES CAN BE VOLATILE AND UNPREDICTABLE

      In recent years, rates of exchange between the U.S. dollar and many other currencies have been highly volatile, and this volatility may be expected to continue and perhaps spread to other currencies in the future. Fluctuations in currency exchange rates could adversely affect an investment in a note with a specified currency other than U.S. dollars. Depreciation of the specified currency against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent value of payments on the note, including the principal payable at maturity. That in turn could cause the market value of the note to fall. Depreciation of the specified currency against the U.S. dollar could result in a loss to the investor on a U.S. dollar basis.

GOVERNMENT POLICY CAN ADVERSELY AFFECT CURRENCY EXCHANGE RATES AND AN INVESTMENT IN A NON-DOLLAR NOTE

      Currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country's central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non-U.S. dollar-denominated notes is that their U.S. dollar-equivalent yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in the country issuing the specified currency for a non-dollar note or elsewhere could lead to significant and sudden changes in the exchange rate between the dollar and the specified currency. These changes could affect the U.S. dollar equivalent value of the note as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to those developments.

      Governments have imposed from time to time and may in the future impose exchange controls or other conditions with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a note at its maturity or on any other payment date. In addition, the ability of a holder to move currency freely out of the country in which payments in the currency or to convert the currency at a freely determined market rate could be limited by governmental actions.

NON-DOLLAR NOTES WILL PERMIT AIG TO MAKE PAYMENTS IN DOLLARS IF AIG IS UNABLE TO OBTAIN THE SPECIFIED CURRENCY

      Notes payable in a currency other than U.S. dollars will provide that, if the other currency is not available to AIG at or about the time when a payment on the notes comes due because of circumstances beyond AIG's control, AIG will be entitled to make the payment in U.S. dollars. These circumstances could include the imposition of exchange controls or AIG's inability to obtain the currency because of a disruption in the currency markets. If AIG made payment in U.S. dollars, the exchange rate AIG would use would be based on the noon buying rate in New York City for cable transfers of the other currency, as published in
H.10 daily update, as of whatever date the exchange rate was then most recently available from the Federal Reserve Bank of New York. The most recently available rate may be for a date substantially before the payment date. As a result, the amount of dollars an investor would receive on the payment date may not reflect currency market conditions at the time of payment. These matters are discussed below under "Description of Notes AIG May Offer -- Payment of Principal and Interest".

PAYMENTS DUE IN OTHER CURRENCIES MAY BE MADE FROM AN OVERSEAS BANK

      Currently, there are limited facilities in the United States for conversion of U.S. dollars into foreign currencies, and vice versa. Accordingly, payments on notes made in a specified currency other than U.S. dollars are likely to be made from an account with a bank located in the country issuing the specified currency. For notes denominated in euros, such payments will be made from a euro account. See "Description of Notes AIG May Offer -- Payment of Principal and Interest."

      Unless otherwise specified in the applicable pricing supplement, notes denominated in other than U.S. dollars will not be sold in, or to residents of, the country issuing the specified currency in which particular notes are denominated.

AIG WILL NOT ADJUST NON-DOLLAR NOTES TO COMPENSATE FOR CHANGES IN CURRENCY EXCHANGE RATES

      Except as described above, AIG will not make any adjustment or change in the terms of a note payable in a currency other than U.S. dollars in the event of any change in exchange rates for that currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency, the U.S. dollar or any other currency. Consequently, investors in non-dollar notes will bear the risk that their investment may be adversely affected by these types of events.

IN A LAWSUIT FOR PAYMENT ON A NON-DOLLAR NOTE, AN INVESTOR MAY BEAR CURRENCY EXCHANGE RISK

      The notes will be governed by and construed in accordance with the laws of the State of New York. Under New York law, a New York state court rendering a judgment on a note denominated in a currency other than U.S. dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a note denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time.

      In courts outside of New York, investors may not be able to obtain a judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non-dollar note in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular note is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.

                       DESCRIPTION OF NOTES AIG MAY OFFER

This section is a summary of the material terms that are common to the notes. This summary supplements, and is qualified by reference to, the description of the general terms and provisions of the debt securities in the prospectus that is attached to the back of this prospectus supplement. However, if any particular term of notes described herein is inconsistent with any general terms described in the prospectus, the particular term described herein will control.

      When AIG issues any particular note or notes, AIG will specify their particular terms in a pricing supplement to this prospectus supplement. The terms of any particular notes may be different from or in addition to the terms summarized here. The interest-related information described here or in the accompanying prospectus does not apply to zero coupon notes described below.

      In this section, AIG uses capitalized terms to signify defined terms that have been given special meaning in the indenture or the notes or explained in the accompanying prospectus. We describe the meaning for only the more important terms.

      In this section, "you", "your" and "direct holders" mean those who own notes registered in their own names and not those who own beneficial interests in notes registered in street name or in notes represented by a global note or notes issued in book-entry form through the depositary. Owners of beneficial interests in the notes should read the subsection below entitled "Book-Entry System" and the subsection entitled "Legal Ownership" in the prospectus.

                         GENERAL FEATURES OF THE NOTES

      The notes constitute a single series of debt securities under the indenture, dated as of July 15, 1989 between us and The Bank of New York, as trustee. AIG explains what the indenture is under the caption "Description of Debt Securities AIG May Offer" on page 4 of the prospectus. The notes are limited in their aggregate principal amount to $780,546,000, less an amount equal to the aggregate principal amount of any other public debt securities AIG may issue from time to time, including any other series of medium-term notes. AIG may increase the foregoing limit, if in the future AIG determines that AIG may want to sell additional notes. For a description of the rights attached to different series of debt securities under the indenture, see "Description of Debt Securities AIG May Offer" on page 4 of the prospectus.

      Unless otherwise indicated in your pricing supplement, neither AIG's restrictive covenant under the indenture nor any additional ones contained in the notes will necessarily afford holders of the notes protection in the event of a highly leveraged transaction involving AIG, such as a leveraged buyout.

STATED MATURITY AND MATURITY

      The day on which the principal amount of your note is scheduled to become due and payable is called the stated maturity of the principal, which is a date nine months or more from the issuance date of the note. This date will be specified on the face of the note and in the pricing supplement relating to the note. The principal may become due and payable sooner, by reason of redemption, acceleration after a default or otherwise. The day on which the principal actually becomes due and payable, whether at the stated maturity or earlier, is called the maturity of the principal.

      AIG also uses the terms stated maturity and maturity to refer to the dates when other payments become due and payable. For example, AIG may refer to a regular interest payment date when an installment of interest is scheduled to become due as the stated maturity of that installment. When AIG refers to the stated maturity or the maturity of a note without specifying a particular payment, it means the stated maturity or maturity, as the case may be, of the principal.

CURRENCY OF NOTES

      Amounts that become due and payable on your note will be payable in a currency, including any composite currency, specified on the face of the note and in the related pricing supplement. That currency is called a specified currency. The specified currency may be U.S. dollars, or any other currency or composite currency including euro. In some cases, a note may have different specified currencies for principal and interest. You will have to pay for your notes by delivering the requisite amount of the specified currency for the principal to an agent named in the related pricing supplement unless other arrangements have been made. AIG will make payments on your notes in the applicable specified currency, except as otherwise described here under "Payment of Principal and Interest."

EURO

      WHAT IS EURO? Euro, in which the notes may be denominated, is the single currency which was introduced as of January 1, 1999 at the start of the third stage of European Economic and Monetary Union -- EMU -- pursuant to the Treaty on European Union of February 1992 (also known as the "Maastricht Treaty"). At January 1, 1999, the euro became the legal currency for the 11 member states participating in EMU. The national currencies of these 11 member states will continue to be legal tender in their respective states during a transition period from January 1, 1999 to December 31, 2001 and for maximum of six months thereafter, but as sub-units of the euro, with the conversion rates irrevocably fixed as of December 31, 1998.

TYPES OF NOTES

      AIG will issue two main types of notes, which are distinguishable by the manner in which they bear interest:

- FIXED RATE NOTES. A note of this type will bear interest at a fixed rate described in the applicable pricing supplement. This type includes zero coupon notes, which bear no interest and are instead issued at a price lower than the principal amount.

- FLOATING RATE NOTES. A note of this type will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. The various interest rate formulas, such as the commercial paper rate, the prime rate, the CD rate, the federal funds rate, LIBOR, EURIBOR, the treasury rate, and the CMT rate and other features are described below in "Interest Rates of Notes -- Floating Rate Notes". If your note is a floating rate note, the particular formula and any adjustments that apply to the interest rate for your note will be specified or described in your pricing supplement.

      The notes may also be distinguished by the prices at which they are originally issued or by the fact that the amounts payable on them at maturity or otherwise will depend on variable factors. There are three types:

- ORIGINAL ISSUE DISCOUNT NOTES. A note of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. A note issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration. See "United States
  Taxation -- United States Holders -- Original Issue Discount" below. An original issue discount note may be a zero coupon note or may bear interest at a fixed or floating rate.

- INDEXED NOTES. A note of this type provides that the principal amount payable at its maturity, and/or the amount of interest payable on an interest payment date, will be determined by reference to a currency exchange rate, composite currency, security or commodity price, securities or commodities exchange rate or any other financial or non-financial index described in your pricing supplement. If you are a direct holder of an indexed note, you may receive a principal amount at maturity that is greater than or less than the face amount of your note depending upon the value of the applicable index at maturity. That value may fluctuate over time. If you purchase an indexed note, your pricing supplement will include information about the relevant index and about how amounts to become payable will be determined by reference to that index. You should read carefully such information and the section above entitled "Risk Factors -- Indexed Notes".

- AMORTIZING NOTES. If you are a holder of an amortizing note, you will receive payments of principal and interest in installments over the life of the notes. Unless otherwise specified in your pricing supplement, interest on each amortizing note will be computed on the basis of a 360-day year of twelve 30-day months. Payments on amortizing notes will be applied first to interest due and payable and then to the reduction of the unpaid principal amount. Further information concerning additional terms of amortizing notes will be specified in your pricing supplement, including a table setting forth repayment information for such amortizing notes.

DENOMINATION OF NOTES

      Unless AIG specifies differently in the pricing supplement relating to your note, the denomination of your note will be $1,000 and integral multiples of $1,000 above that. The denomination of foreign currency notes will be specified in the applicable pricing supplement; however, no foreign currency notes will be issued for less than $1,000 or its equivalent in other currencies or composite currencies.

REDEMPTION AND REPAYMENT

      Unless otherwise specified in your pricing supplement, AIG will not provide any sinking fund for your note. Unless your pricing supplement specifies an initial date on which your note may be redeemed by AIG, a redemption commencement date, the notes will not be redeemable by AIG prior to their stated maturity. If your pricing supplement specifies a redemption commencement date with respect to such note, your pricing supplement will also specify one or more redemption prices, which will be expressed as a percentage of the principal amount of your note, and the redemption period or periods during which such redemption prices will apply. If your note is redeemable at AIG's option, as specified in your pricing supplement, it will be redeemable only at any time on or after such specified redemption commencement date for a limited period, as specified in your pricing supplement, at the specified redemption price applicable to the redemption period for your note together with interest accrued to the redemption date.

WHETHER THE DEFEASANCE PROVISIONS APPLY

      Unless otherwise indicated in your pricing supplement, the full defeasance and covenant defeasance provisions of the indenture described under "-- Defeasance" in the prospectus will apply to U.S. dollar denominated fixed rate notes.

                      INFORMATION TO BE CONTAINED IN YOUR
                               PRICING SUPPLEMENT

      The pricing supplement relating to your note will describe the following terms:

  (i) the specified currency with respect to your note and, if such specified currency is other than U.S. dollars, certain other terms relating to your note, including the authorized denominations and the exchange rate agent which will determine the relevant exchange rate;

 (ii) the price, expressed as a percentage of the aggregate principal amount of the notes to which the pricing supplement relates, at which your note will be issued;

 (iii) the date on which your note will be issued;

 (iv) the date on which your note will mature;

 (v) whether your note is a fixed rate note or a floating rate note;

 (vi) if your note is a fixed rate note, the rate per annum at which the note will bear interest, if any, and the interest payment date or dates, if different from those specified below;

 (vii) if your note is a floating rate note, the interest rate basis for each floating rate note and, if applicable, the calculation agent, the index maturity, the spread or spread multiplier, the maximum rate, the minimum rate, the initial interest rate, the interest payment dates, the regular record dates and the interest reset date -- each of these terms is as described below -- with respect to such floating rate note;

 (viii) whether your note is an original issue discount note, and if so, the yield to maturity;

 (ix) whether your note is an indexed note, and if so, the principal amount thereof payable at stated maturity, or the amount of interest payable on an interest payment date, as determined by reference to the applicable index, in addition to certain other information relating to the indexed note;

 (x) whether your note is an amortizing note, and if so, repayment information with respect to installments of principal and interest;

 (xi) whether your note may be redeemed at AIG's option prior to the stated maturity and, if so, the provisions relating to such redemption;

 (xii) whether your note will be initially represented by a global note in book-entry form or issued as a physical note in certificated form; and

(xiii) any other terms of your note not inconsistent with the provisions of the indenture.

      If a note is issued as a physical note in certificated form, it may be presented for registration of transfer or exchange at the corporate trust office of the trustee in the Borough of Manhattan, in New York City.

                            INTEREST RATES OF NOTES

FIXED RATE NOTES

      Each fixed rate note, except any zero coupon note, will bear interest from and including its original issue date or from and including the most recent date to which interest on the note has been paid or made available for payment. Interest will accrue on the principal of a fixed rate note at the fixed yearly rate stated on the face of the note and in the applicable pricing supplement, until the principal is paid or made available for payment. The interest on a fixed rate note will be payable semiannually each June 1 and December 1, each, an interest payment date, and at maturity or upon earlier redemption or repayment. Each payment of interest due on an interest payment date will include interest accrued to but excluding that interest payment date. AIG will compute interest on fixed rate notes on the basis of a 360-day year of twelve 30-day months. AIG will pay interest on each interest payment date and at maturity or upon earlier redemption or repayment as described below under "-- Payment of Principal and Interest".

FLOATING RATE NOTES

   In this subsection, AIG uses several specialized terms relating to the manner in which floating interest rates are calculated. These terms appear in BOLD, ITALICIZED type the first time they appear, and AIG defines these terms in "-- Special Rate Calculation Terms" at the end of this subsection.

   Also, please remember that the specific terms of your note as described in your pricing supplement will supplement and may modify or replace the general terms regarding the floating rates of interest described in this subsection. The statements AIG makes in this subsection may not apply to your note.

      Each floating rate note will bear interest from and including its original issue date or from and including the most recent date to which interest on the note has been paid or made available for payment, to but excluding the next interest payment date or maturity date, as the case may be. Interest will accrue on the principal of a floating rate note at the yearly rate determined according to the interest rate formula stated in the note and in the applicable pricing supplement, until the principal is paid or made available for payment. AIG will pay interest on each interest payment date and at maturity as specified under the subsection entitled "-- Payment of Principal and Interest".

BASE RATES

      AIG currently expects to issue floating rate notes that bear interest at rates based on one or more of the following base rates:

- commercial paper rate;

- prime rate;

- LIBOR;

- EURIBOR;

- treasury rate;

- CMT rate;

- CD rate;

- federal funds rate; and/or

- any other interest rate basis or formula stated in the applicable pricing supplement.

AIG describes each of these base rates in further detail below in this subsection. Your pricing supplement may designate other base rates. If you purchase a floating rate note, your pricing supplement will specify the type of base rate that applies to your note.

INITIAL BASE RATE

      For any floating rate note, the base rate in effect from the original issue date to the first interest reset date will be the initial base rate. AIG will specify the initial base rate in the applicable pricing supplement.

SPREAD OR SPREAD MULTIPLIER

      In some cases, the base rate for a floating rate note may be adjusted:

- by adding or subtracting a specified number of basis points, called the spread, with one basis point being 0.01%; or

- by multiplying the base rate by a specified percentage, called the spread multiplier.

      If you purchase a floating rate note, your pricing supplement will specify whether a spread or spread multiplier will apply to your note and, if so, the amount of the spread or spread multiplier.

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MAXIMUM AND MINIMUM RATES

      The actual interest rate, after being adjusted by the spread or spread multiplier, may also be subject to either or both of the following limits:

- a maximum rate -- i.e., a specified upper limit that the actual interest rate in effect at any time may not exceed; and/or

- a minimum rate -- i.e., a specified lower limit that the actual interest rate in effect at any time may not fall below.

      If you purchase a floating rate note, your pricing supplement will specify whether a maximum rate and/or minimum rate will apply to your note and, if so, what those rates are.

      Whether or not a maximum rate applies, the interest rate on a floating rate note will in no event be higher than the maximum rate permitted by New York law, as it may be modified by U.S. law of general application. Under current New York law, the maximum rate of interest, with some exceptions, for any loan in an amount less than $250,000 is 16% and for any loan in the amount of $250,000 or more but less than $2,500,000 is 25% per year on a simple interest basis. These limits do not apply to loans of $2,500,000 or more.

INTEREST RESET DATES

      The rate of interest on each floating rate note will be reset daily, weekly, monthly, quarterly, semi-annually, annually or otherwise as specified in the applicable pricing supplement. The date on which the interest rate resets and the reset rate becomes effective is called the interest reset date. Except as otherwise specified in the applicable pricing supplement, the interest reset date will be as follows:

- for floating rate notes that reset daily, each BUSINESS DAY;

- for floating rate notes that reset weekly and are not treasury rate notes, the Wednesday of each week;

- for treasury rate notes that reset weekly, the Tuesday of each week, except as otherwise described in the last paragraph under "-- Interest Determination Dates" below;

- for floating rate notes that reset monthly, the third Wednesday of each month;

- for floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

- for floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year as specified in the applicable pricing supplement; and

- for floating rate notes that reset annually, the third Wednesday of one month of each year as specified in the applicable pricing supplement.

For a floating rate note, the interest rate in effect on any particular day will be the interest rate determined with respect to the latest interest reset date that occurs on or before that day.

      There are several exceptions, however, to the reset provisions described above. The base rate in effect from the original issue date to the first interest reset date will be the initial base rate. Unless the applicable pricing supplement provides otherwise, for floating rate notes that reset daily or weekly, the base rate in effect for each day following the second business day before an interest payment date to, but excluding, the interest payment date, and for each day following the second business day before the maturity to, but excluding, the maturity, will be the base rate in effect on that second business day.

      If any interest reset date for a floating rate note would otherwise be a day that is not a business day, the interest reset date will be postponed to the next day that is a business day. For a LIBOR note, however, if that business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

INTEREST DETERMINATION DATES

      The interest rate that takes effect on an interest reset date will be determined by the calculation agent by reference to a particular date called an interest determination date.

Except as otherwise specified in the applicable pricing supplement:

- For commercial paper rate notes, federal funds rate notes, and prime rate notes the interest determination date relating to a particular interest reset date will be the first business day immediately preceding that interest reset date.

- For LIBOR notes, the interest determination date relating to a particular interest reset date will be the second LONDON BUSINESS DAY preceding the interest reset date, unless the specified currency is pounds sterling, in which case the interest determination date will be the interest reset date. AIG refers to an interest determination date for a LIBOR note as a LIBOR interest determination date.

- For EURIBOR notes, the interest determination date relating to a particular interest reset date will be the second EURO BUSINESS DAY preceding the interest reset date. AIG refers to an interest determination date for a EURIBOR note as a EURIBOR interest determination date.

- For treasury rate notes, the interest determination date relating to a particular interest reset date, which AIG refers to as a treasury interest determination date, will be the day of the week in which the interest reset date falls on which treasury bills -- i.e., direct obligations of the U.S. government -- would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday, except that the auction may be held on the preceding Friday. If as the result of a legal holiday an auction is held on the preceding Friday, that Friday will be the treasury interest determination date relating to the interest reset date occurring in the next succeeding week. If the auction is held on a day that would otherwise be an interest reset date, then the interest reset date will instead be the first business day following the auction date.

- For CD rate notes and CMT rate notes the interest determination date relating to a particular interest reset date will be the second business day before that interest reset date.

INTEREST CALCULATION DATES

      As described above, the interest rate that takes effect on a particular interest reset date will be determined by reference to the corresponding interest determination date. Except for LIBOR notes and EURIBOR notes, however, the determination of the rate will actually be made no later than the corresponding interest calculation date. The interest calculation date will be the earlier of the following:

- the tenth calendar day after the interest determination date or, if that tenth calendar day is not a business day, the next succeeding business day; and

- the business day immediately preceding the interest payment date or the maturity, whichever is the day on which the next payment of interest will be due.

CALCULATION OF INTEREST

      Calculations relating to floating rate notes will be made by the calculation agent, an institution that AIG appoints as its agent for this purpose. Unless the applicable pricing supplement provides otherwise, The Bank of New York will be the calculation agent for the floating rate notes. AIG or one of its affiliates may also serve as calculation agent. AIG may appoint a different institution to serve as calculation agent from time to time after the original issue date of a note without your consent and without notifying you of the change.

      For each floating rate note, the calculation agent will determine, on the corresponding interest calculation or determination date, as applicable, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period -- i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face amount of the floating rate note by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate (also expressed as a decimal) applicable to that day:

- by 360, in the case of commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR notes, CD rate notes, and federal funds rate notes; or

- by the actual number of days in the year, in the case of treasury rate notes and CMT rate notes.

      Upon the request of the holder of any floating rate note, the calculation agent will provide for that note the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

      All percentages resulting from any calculation relating to a note will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point (e.g., 9.876541% (or .09876541) being rounded down to 9.87654% (or .0987654) and 9.876545% (or .09876545) being rounded up to 9.87655% (or .0987655)). All amounts used in or resulting from any calculation relating to a floating rate note will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

      In determining the base rate that applies to a floating rate note during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the following subsections. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any agent and its affiliates, and they may include affiliates of AIG.

COMMERCIAL PAPER RATE NOTES

      If you purchase a commercial paper rate note, your note will bear interest at a base rate equal to the commercial paper rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

      The commercial paper rate will be the MONEY MARKET YIELD of the discount rate, for the relevant interest determination date, for commercial paper having the INDEX MATURITY specified in your pricing supplement, as published in H.15
(519) under the heading "Commercial Paper -- Non-financial". If the commercial paper rate cannot be determined as described above, the following procedures will apply:

- If the rate described above does not appear in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the commercial paper rate will be the rate, for the relevant interest determination date, for commercial paper having the index maturity specified in your pricing supplement, as published in H.15 DAILY UPDATE or any other recognized electronic source used for displaying that rate, under the heading "Commercial Paper -- Non-financial".

- If the rate described above does not appear in H.15 (519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the commercial paper rate will be the money market yield of the arithmetic mean of the following offered rates for U.S. dollar commercial paper that has the relevant index maturity and is placed for an industrial issuer whose bond rating is "AA", or the equivalent, from a nationally recognized rating agency: the rates offered as of 11:00 A.M., New York City time, on the relevant interest determination date, by three leading U.S. dollar commercial paper dealers in New York City selected by the calculation agent.

- If fewer than three dealers selected by the calculation agent are quoting as described above, the commercial paper rate for the new interest period will be the commercial paper rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

PRIME RATE NOTES

      If you purchase a prime rate note, your note will bear interest at a base rate equal to the prime rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

      The prime rate will be the rate, for the relevant interest determination date, published in H.15 (519) under the heading "Bank Prime Loan". If the prime rate cannot be determined as described above, the following procedures will apply.

- If the rate described above does not appear in H.15 (519) by 3:00 P.M., New York City time on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the prime rate will be the rate, for the relevant interest determination date, as published in H.15 daily update or another recognized electronic source used for the purpose of displaying that rate, under the heading "Bank Prime Loan".

- If the rate described above is not published in H.15(519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the prime rate will be the arithmetic mean of the following rates as they appear on the REUTERS SCREEN US PRIME 1 PAGE: the rate of interest publicly announced by each bank appearing on that page as that bank's prime rate or base lending rate, as of 11:00 A.M., New York City time, on the relevant interest determination date.

- If fewer than four of these rates appear on the Reuters screen US PRIME 1 page, the prime rate will be the arithmetic mean of the prime rates or base lending rates, as of the close of business on the relevant interest determination date, of three major banks in New York City selected by the calculation agent. For this purpose, the calculation agent will use rates quoted on the basis of the actual number of days in the year divided by a 360-day year.

- If fewer than three banks selected by the calculation agent are quoting as described above, the prime rate for the new interest period will be the prime rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

LIBOR NOTES

      If you purchase a LIBOR note, your note will bear interest at a base rate equal to LIBOR, which means the London interbank offered rate for deposits in U.S. dollars or any other specified currency, as specified in your pricing supplement. In addition, the applicable LIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. LIBOR will be determined in the following manner:

- LIBOR will be the offered rate appearing on the TELERATE LIBOR PAGE, as of 11:00 A.M., London time, on the relevant LIBOR interest determination date, for deposits of the relevant specified currency having the relevant index maturity beginning on the relevant interest reset date. Your pricing supplement will indicate the specified currency, and the index maturity.

- If the rate described above does not appear on the Telerate LIBOR page, then LIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., London time, on the relevant LIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the London interbank market by four major banks in that market selected by the calculation agent: deposits of the specified currency having the relevant index maturity beginning on the relevant interest reset date, and in a REPRESENTATIVE AMOUNT. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the quotations.

- If fewer than two quotations are provided as described above, LIBOR for the relevant LIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading European banks quoted, at approximately 11:00 A.M., in the principal financial center for the country of the specified currency, on that LIBOR interest determination date, by three major banks in that financial center selected by the calculation agent: loans of the specified currency having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

- If fewer than three banks selected by the calculation agent are quoting as described above, LIBOR for the new interest period will be LIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

EURIBOR NOTES

      If you purchase a EURIBOR note, your note will bear interest at a base rate equal to the interest for deposits in euros designated as "EURIBOR" and sponsored jointly by the European Banking Federation and ACI -- the Financial Market Association (or any company established by the joint sponsors for purposes of compiling and publishing that rate). In addition, the EURIBOR base rate will be adjusted by the spread or spread multiplier, if any, specified in your pricing supplement. EURIBOR will be determined in the following manner:

- EURIBOR will be the offered rate for deposits in euros having the index maturity specified in your pricing supplement, beginning on the interest reset date after the relevant EURIBOR interest determination date, as that rate appears on TELERATE PAGE 248 as of 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date.

- If the rate described above does not appear on Telerate page 248, EURIBOR will be determined on the basis of the rates, at approximately 11:00 A.M., Brussels time, on the relevant EURIBOR interest determination date, at which deposits of the following kind are offered to prime banks in the EURO-ZONE interbank market by the principal euro-zone office of each of four major banks in that market selected by the calculation agent: euro deposits having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount. The calculation agent will request the principal euro-zone office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the quotations.

- If fewer than two quotations are provided as described above, EURIBOR for the relevant EURIBOR interest determination date will be the arithmetic mean of the rates for loans of the following kind to leading euro-zone banks quoted, at approximately 11:00 A.M., Brussels time on that EURIBOR interest determination date, by three major banks in the euro-zone selected by the calculation agent: loans of euros having the relevant index maturity, beginning on the relevant interest reset date, and in a representative amount.

- If fewer than three banks selected by the calculation agent are quoting as described above, EURIBOR for the new interest period will be EURIBOR in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

TREASURY RATE NOTES

      If you purchase a treasury rate note, your note will bear interest at a base rate equal to the treasury rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

      The treasury rate will be the rate for the auction, on the relevant treasury interest determination date, of treasury bills having the index maturity specified in your pricing supplement, as that rate appears on Telerate page 56 or 57 under the heading "Investment Rate". If the treasury rate cannot be determined in this manner, the following procedures will apply.

- If the rate described above does not appear on either page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), the treasury rate will be the BOND EQUIVALENT YIELD of the rate, for the relevant interest determination date, for the type of treasury bill described above, as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Auction High".

- If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the auction rate, for the relevant treasury interest determination date and for treasury bills of the kind described above, as announced by the U.S. Department of the Treasury.

- If the auction rate described in the prior paragraph is not so announced by 3:00 P.M., New York City time, on the relevant interest calculation date, or if no such auction is held for the relevant week, then the treasury rate will be the bond equivalent yield of the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in H.15 (519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

- If the rate described in the prior paragraph does not appear in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the treasury rate will be the rate, for the relevant treasury interest determination date and for treasury bills having a remaining maturity closest to the specified index maturity, as published in
  H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "U.S. Government Securities/Treasury Bills/Secondary Market".

- If the rate described in the prior paragraph does not appear in H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the treasury rate will be the bond equivalent yield of the arithmetic mean of the following secondary market bid rates for the issue of treasury bills with a remaining maturity closest to the specified index maturity: the rates bid as of approximately 3:30 P.M., New York City time, on the relevant treasury interest determination date, by three primary U.S. government securities dealers in New York City selected by the calculation agent.

- If fewer than three dealers selected by the calculation agent are quoting as described in the prior paragraph, the treasury rate in effect for the new interest period will be the treasury rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CMT RATE NOTES

      If you purchase a CMT rate note, your note will bear interest at a base rate equal to the CMT rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

      The CMT rate will be the following rate displayed on the DESIGNATED CMT TELERATE PAGE under the heading ". . . Treasury Constant Maturities. . . Federal Reserve Board Release H.15 . . . Mondays Approximately 3:45 P.M.", under the column for the DESIGNATED CMT INDEX MATURITY:

- if the designated CMT Telerate page is Telerate page 7051, the rate for the relevant interest determination date; or

- if the designated CMT Telerate page is Telerate page 7052, the weekly or monthly average, as specified in your pricing supplement, for the week that ends immediately before the week in which the relevant interest determination date falls, or for the month that ends immediately before the month in which the relevant interest determination date falls, as applicable.

If the CMT rate cannot be determined in this manner, the following procedures will apply.

- If the applicable rate described above is not displayed on the relevant designated CMT Telerate page at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the CMT rate will be the applicable treasury constant maturity rate described above -- i.e., for the designated CMT index maturity and for either the relevant interest determination date or the weekly or monthly average, as applicable -- as published in H.15 (519).

- If the applicable rate described above does not appear in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the CMT rate will be the treasury constant maturity rate, or other U.S. treasury rate, for the designated CMT index maturity and with reference to the relevant interest determination date, that:

  -- is published by the Board of Governors of the Federal Reserve System, or the U.S. Department of the Treasury; and

  -- is determined by the calculation agent to be comparable to the applicable rate formerly displayed on the designated CMT Telerate page and published in H.15 (519).

- If the rate described in the prior paragraph does not appear by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), then the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for the most recently issued treasury notes having an original maturity of approximately the designated CMT index maturity and a remaining term to maturity of not less than the designated CMT index maturity minus one year and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation -- or, if there is equality, one of the highest -- and the lowest quotation -- or, if there is equality, one of the lowest. Treasury notes are direct, non-callable, fixed rate obligations of the U.S. government.

- If the calculation agent is unable to obtain three quotations of the kind described in the prior paragraph, the CMT rate will be the yield to maturity of the arithmetic mean of the following secondary market offered rates for treasury notes with an original maturity longer than the designated CMT index maturity, with a remaining term to maturity closest to the designated CMT index maturity and in a representative amount: the offered rates, as of approximately 3:30 P.M., New York City time, on the relevant interest determination date, of three primary U.S. government securities dealers in New York City selected by the calculation agent. In selecting these offered rates, the calculation agent will request quotations from five of these primary dealers and will disregard the highest quotation -- or, if there is equality, one of the highest -- and the lowest quotation -- or, if there is equality, one of the lowest. If two treasury notes with an original maturity longer than the designated CMT index maturity have remaining terms to maturity that are equally close to the designated CMT index maturity, the calculation agent will obtain quotations for the treasury note with the shorter remaining term to maturity.

- If fewer than five but more than two of these primary dealers are quoting as described in the prior paragraph, then the CMT rate for the relevant interest determination date will be based on the arithmetic mean of the offered rates so obtained, and neither the highest nor the lowest of those quotations will be disregarded.

- If two or fewer primary dealers selected by the calculation agent are quoting as described above, the CMT rate in effect for the new interest period will be the CMT rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

CD RATE NOTES

      If you purchase a CD rate note, your note will bear interest at a base rate equal to the CD rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

      The CD rate will be the rate, on the relevant interest determination date, for negotiable U.S. dollar certificates of deposit having the index maturity specified in your pricing supplement, as published in H.15 (519) under the heading "CDs (Secondary Market)". If the CD rate cannot be determined in this manner, the following procedures will apply.

- If the rate described above does not appear published in H.15 (519) by 3:00 P.M., New York City time, on the relevant interest calculation date, then the CD rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "CDs (Secondary Market)".

- If the rate described above does not appear in H.15 (519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the CD rate will be the arithmetic mean of the following secondary market offered rates for negotiable U.S. dollar certificates of deposit of major U.S. money center banks with a remaining maturity closest to the specified index maturity, and in a representative amount: the rates offered as of 10:00 A.M., New York City time, on the relevant interest determination date, by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City, as selected by the calculation agent.

- If fewer than three dealers selected by the calculation agent are quoting as described above, the CD rate in effect for the new interest period will be the CD rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

FEDERAL FUNDS RATE NOTES

      If you purchase a federal funds rate note, your note will bear interest at a base rate equal to the federal funds rate and adjusted by the spread or spread multiplier, if any, specified in your pricing supplement.

      The federal funds rate will be the rate for U.S. dollar federal funds on the relevant interest determination date, as published in H.15 (519) under the heading "Federal Funds (Effective)", as that rate is displayed on Telerate page
120. If the federal funds rate cannot be determined in this manner, the following procedures will apply.

- If the rate described above is not displayed on Telerate page 120 at 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from that source at that time), then the federal funds rate will be the rate, for the relevant interest determination date, described above as published in H.15 daily update, or another recognized electronic source used for displaying that rate, under the heading "Federal Funds (Effective)".

- If the rate described above is not displayed on Telerate page 120 and does not appear in H.15 (519), H.15 daily update or another recognized electronic source by 3:00 P.M., New York City time, on the relevant interest calculation date (unless the calculation is made earlier and the rate is available from one of those sources at that time), the federal funds rate will be the arithmetic mean of the rates for the last transaction in overnight, U.S. dollar federal funds arranged, before 9:00 A.M., New York City time, on the relevant interest determination date, by three leading brokers of U.S. dollar federal funds transactions in New York City selected by the calculation agent.

- If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate in effect for the new interest period will be the federal funds rate in effect for the prior interest period. If the initial base rate has been in effect for the prior interest period, however, it will remain in effect for the new interest period.

SPECIAL RATE CALCULATION TERMS

      In this subsection entitled "-- Interest Rates of Notes", AIG uses several terms that have special meanings relevant to calculating floating interest rates. AIG defines these terms as follows:

      "BOND EQUIVALENT YIELD" means a yield expressed as a percentage and calculated in accordance with the following formula:

                                D x N
bond equivalent yield =    ---------------   x 100
                            360 - (D x M)

where

- "D" means the annual rate for treasury bills quoted on a bank discount basis and expressed as a decimal;

- "N" means 365 or 366, as the case may be; and

- "M" means the actual number of days in the applicable interest reset period.

      "BUSINESS DAY" means, for any note, a day that meets all the following applicable requirements:

- for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close;

- if the note is a LIBOR note, is also a London business day;

- if the note has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the principal financial center of the country issuing the specified currency; and

- if the note is a EURIBOR note or has a specified currency of euros, or is a LIBOR note for which the specified currency is euros, is also a Euro business day.

      "DESIGNATED CMT INDEX MATURITY" means the index maturity for a CMT rate note and will be the original period to maturity of a U.S. treasury security -- either 1, 2, 3, 5, 7, 10, 20 or 30 years -- specified in the applicable pricing supplement. If no such original maturity period is so specified, the designated CMT index maturity will be 2 years.

      "DESIGNATED CMT TELERATE PAGE" means the Telerate page specified in the applicable pricing supplement that displays treasury constant maturities as reported in H.15 (519). If no Telerate page is so specified, then the applicable page will be Telerate page 7052. If Telerate Page 7052 applies but the applicable pricing supplement does not specify whether the weekly or monthly average applies, the weekly average will apply.

      The term "EURO BUSINESS DAY" means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System, or any successor system, is open for business.

      The term "EURO-ZONE" means, at any time, the region comprised of the member states of the European Economic and Monetary Union that, as of that time, have adopted a single currency in accordance with the Treaty on European Union of February 1992.

      "H.15 (519)" means the weekly statistical release entitled "Statistical Release H.15 (519)", or any successor publication, published by the Board of Governors of the Federal Reserve System.

      "H.15 DAILY UPDATE" means the daily update of H.15 (519) available through the worldwide-web site of the Board of Governors of the Federal Reserve System, at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

      "INDEX MATURITY" means, with respect to a floating rate note, the period to maturity of the instrument or obligation on which the interest rate formula is based, as specified in the applicable pricing supplement.

      "LONDON BUSINESS DAY" means any day on which dealings in the relevant specified currency are transacted in the London interbank market.

      "MONEY MARKET YIELD" means a yield expressed as a percentage and calculated in accordance with the following formula:

                               D x 360
money market yield =       ---------------   x 100
                            360 - (D x M)

where

- "D" means the annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal; and

- "M" means the actual number of days in the relevant interest reset period.

      "REPRESENTATIVE AMOUNT" means an amount that, in the calculation agent's judgment, is representative of a single transaction in the relevant market at the relevant time.

      "REUTERS SCREEN LIBOR PAGE" means the display on the Reuters Monitor Money Rates Service, or any successor service, on the page designated as "LIBO" or any replacement page or pages on which London interbank rates of major banks for the relevant specified currency are displayed.

      "REUTERS SCREEN US PRIME 1 PAGE" means the display on the "US PRIME 1" page on the Reuters Monitor Money Rates Service, or any successor service, or any replacement page or pages on that service, for the purpose of displaying prime rates or base lending rates of major U.S. banks.

      "TELERATE LIBOR PAGE" means Telerate page 3750 or any replacement page or pages on which London interbank rates of major banks for the relevant specified currency are displayed.

      "TELERATE PAGE" means the display on Bridge Telerate Inc., or any successor service, on the page or pages specified in this prospectus supplement or the applicable pricing supplement, or any replacement page or pages on that service.

      If, when AIG uses the terms designated CMT Telerate page, H.15 (519), H.15 daily update, Reuters screen LIBOR page, Reuters screen US PRIME 1 page, Telerate LIBOR page or Telerate page, AIG refers to a particular heading or headings on any of those pages, those references include any successor or replacement heading or headings as determined by the calculation agent.

                       PAYMENT OF PRINCIPAL AND INTEREST

   IN ADDITION TO THE DESCRIPTIONS IN THIS SUBSECTION, YOU SHOULD READ CAREFULLY THE SUBSECTION ENTITLED "PAYMENT AND PAYING AGENTS" IN THE PROSPECTUS FOR CERTAIN GENERAL PROCEDURES THAT AIG FOLLOWS IN MAKING PAYMENTS TO YOU.

      Interest and, in the case of amortizing notes, principal will be payable to the registered holder at the close of business on the regular record date next preceding each interest payment date. However, interest payable at maturity or redemption will be payable to the registered holder to whom principal is payable. In the case of a global note, the registered holder will be the depositary or its nominee. The first payment of interest and, in the case of amortizing notes, principal, on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner on such next succeeding regular record date.

      Unless otherwise indicated in the applicable pricing supplement, the regular record date means:

- with respect to any floating rate note, the date 15 calendar days prior to each interest payment date, whether or not such date is a business day

- with respect to any fixed rate note, May 15 or November 15 next preceding the June 1 or December 1 interest payment date, whether or not such date is a business day. For the purpose of determining the holder at the close of business on a regular record date when business is not being conducted, the close of business will mean 5:00 P.M., New York City time, on that day.

PAYMENT DATES

      INTEREST PAYMENT DATES. Unless otherwise indicated in the applicable pricing supplement and except as provided below, interest will be payable as follows:

- in the case of floating rate notes which reset daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as indicated in the applicable pricing supplement;

- in the case of floating rate notes which reset quarterly, on the third Wednesday of March, June, September and December of each year;

- in the case of floating rate notes which reset semi-annually, on the third Wednesday of the two months of each year specified in the applicable pricing supplement;

- in the case of floating rate notes which reset annually, on the third Wednesday of the month specified in the applicable pricing supplement (each an "interest payment date"); and

- in each case, at maturity or redemption.

      Payments of interest on any fixed rate note or floating rate note with respect to any interest payment date will include interest accrued to but excluding such interest payment date or date of maturity or redemption, as the case may be.

      ADJUSTMENTS TO PAYMENT DATES. The following special provisions will apply with regard to payment on the notes.

      FIXED RATE NOTES. If any interest payment date, the maturity date or redemption date of a fixed rate note falls on a day that is not a business day, AIG will make the required payment of principal, premium, if any, and interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

      FLOATING RATE NOTES. If any interest payment date other than the maturity date or redemption date for any floating rate note would otherwise be a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, except that in the case of a floating rate note as to which LIBOR is the interest rate basis and that business day falls in the next succeeding calendar month, the particular interest payment date will be the immediately preceding business day. If an interest payment date falls on a maturity date or redemption date that is not a business day or if the maturity date or redemption date falls on a day that is not a business day, AIG will make the required payment of principal, premium, if any, and interest on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

HOW AIG WILL MAKE PAYMENTS ON GLOBAL NOTES

      AIG will make payments on a global note in accordance with the applicable policies of the depositary as in effect from time to time. Currently, the depositary is The Depository Trust Company, New York, New York (DTC). Under the depositary's policies, AIG will pay directly to the depositary or its nominee, and not to any indirect holders who own beneficial interests in the global note. AIG will do this by making the funds available to the trustee on any interest payment date or at maturity or upon a redemption date. As soon as possible after that, the trustee will make such payments to the depositary, and the depositary will allocate and make such payments to the holders of the notes in accordance with its existing procedures. An indirect holder's right to receive those payments will be governed by the rules and practices of the depositary and the banks or brokers through which the indirect holder holds a beneficial interest in the note. Neither AIG nor the trustee have any responsibility or liability for such payments by the depositary or the banks or brokers.

   STREET NAME AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

      AIG understands that, under DTC's current practice, DTC elects to have all payments on a global note for which it is the depositary made in U.S. dollars, regardless of the specified currency for the payment, unless notified by a bank or broker participating in its book-entry system, through which an indirect holder's beneficial interest in the global note may be held, that it elects to receive payment in the specified currency.

      Unless otherwise specified in the applicable pricing supplement, an indirect holder of a book-entry note denominated in U.S. dollars may elect to receive all or part of the payments on such note in a currency other than U.S. dollars, provided that the following steps have been properly followed and completed by all parties involved:

- Such holder must notify the bank or broker, through which its interest is held, of its election. If the election is with respect to any interest payment, the notification must be made prior to the applicable record date. If the election is with respect to any payment of principal or premium, the notification must be made on or prior to the 16th day before the maturity, redemption or repayment date, as the case may be.

- The bank or broker must then notify the depositary of the indirect holder's election on or prior to the third business day after such record date or after such 16th day.

- The depositary must then notify the trustee of such election on or prior to the fifth business day after such record day or such 16th day.

      In addition, in the case of imposition of exchange controls or any other circumstances beyond our control, AIG may pay in U.S. dollars the payments due in other currencies. See the subsection entitled "Risk Factors -- Non-Dollar Notes."

   INDIRECT HOLDERS WHO OWN BENEFICIAL INTERESTS IN A GLOBAL NOTE DENOMINATED IN A CURRENCY OTHER THAN U.S. DOLLARS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO REQUEST PAYMENT IN THE SPECIFIED CURRENCY.

HOW AIG WILL MAKE PAYMENTS ON CERTIFICATED NOTES

      PAYMENTS DUE IN U.S. DOLLARS. If you hold a certificated note, and the interest, principal or any premium due on the note at maturity or upon redemption is due in U.S. dollars, AIG will make such payment to you in immediately available funds when you surrender such note at the corporate trust office of the trustee in the Borough of Manhattan in New York City. You must present the note to the paying agent in time for the paying agent to make any such payments in accordance with its normal procedures.

      If an interest payment due in U.S. dollars on a certificated note is due other than at maturity or upon earlier redemption, AIG will make the payment by check mailed to the address of the person entitled to such payment as it appears in the security register. Alternatively, AIG may wire transfer such payment to an account as may have been appropriately designated by such person.

      PAYMENTS DUE IN OTHER CURRENCIES. Unless otherwise specified in the applicable pricing supplement, payments of interest and principal, and premium, if any, with respect to any certificated note to be made in a specified currency other than U.S. dollars will be made by wire transfer in immediately available funds to any account requested by the holder, provided that the account is with a bank located in the country issuing the specified currency, or with respect to notes denominated in euros, in a euro account. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five days prior to the payment date. In the case of any interest payment due on an interest payment date, the person giving such instruction must be the holder on the related regular record date. In the case of payment of principal, and premium, if any, and any interest due at maturity, you must surrender the certificated note to the paying agent in time for the paying agent to make such payments in accordance with its normal procedures.

      Your designation of the account must be made by filing the appropriate information with the trustee at its corporate trust office in the Borough of Manhattan in New York City. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

      If a holder fails to give instructions as described above, AIG will notify the holder at the address in the trustee's records and will make the payment within five business days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

      AIG will pay any administrative costs imposed by banks in connection with making payments by wire transfer, but holders of the notes must bear any tax, assessment or governmental charge imposed upon such payments.

PAYMENTS DUE IN OTHER CURRENCIES MAY BE MADE IN U.S. DOLLARS

      Unless otherwise specified in the applicable pricing supplement, any payment due on a note will be made in the specified currency. However, there are a few exceptions where AIG will make a payment in U.S. dollars even though it is due in another currency. The following section describes these special situations and how to make the relevant currency conversion.

      REQUEST BY HOLDER. Although a payment on a note in certificated form may be due in a specified currency other than U.S. dollars, AIG will make the payment in U.S. dollars if the holder asks AIG to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee at the trustee's corporate trust office in the Borough of Manhattan in New York City. In the case of any interest payment due on an interest payment date, the request must be made by the person who is the holder on the relevant regular record date and must be made no later than such regular record date. In the case of any other payment, the request must be made by the person who is the holder on the due date of the payment and must be made at least 15 days prior to the payment date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

   STREET NAME AND OTHER INDIRECT HOLDERS OF A BENEFICIAL INTEREST IN A NOTE WITH A SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS SHOULD CONTACT THEIR BANKS OR BROKERS FOR INFORMATION ABOUT HOW TO RECEIVE PAYMENTS IN THE SPECIFIED CURRENCY OR IN U.S. DOLLARS.

      CONVERSION TO U.S. DOLLARS. When a holder requests AIG, in the manner described above, to make payments in U.S. dollars of an amount due in another currency, either on a global note or a certificated note as described above, AIG will determine the U.S. dollar amount the holder receives as follows. The exchange rate agent will request currency bid quotations from three recognized foreign exchange dealers in New York City on the second business day before the payment date, one of which may be the exchange rate agent, for purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on such payment date. The currency bid quotations will be requested on an aggregate basis, for all holders requesting U.S. dollar payments of amounts payable on the same date in the same specified currency. Each quoting dealer must commit to executing a contract. The U.S. dollar amount the holder receives will be based on the highest currency bid quotation received by the exchange rate agent as of 11:00 a.m., New York City time, on such date of quotation. If the exchange rate agent determines that three currency bid quotations are not available on the second business day, the payment will be made in the specified currency. A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

      The exchange rate agent for the notes will be named in the applicable pricing supplement, and may be AIG or an affiliate of AIG.

      CURRENCY EXCHANGE CONTROLS. If AIG is obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency is not available due to the imposition of exchange controls or other circumstances beyond our control, AIG will be entitled to satisfy its obligation by making the payment in U.S. dollars on the basis of the most recently available noon buying rate for cable transfers of the currency as reported by the Federal Reserve Bank of New York. The foregoing will apply to any note, whether in global or certificated form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not constitute an event of default under the indenture.

      All determinations referred to above made by the exchange rate agent will be at its sole discretion, unless expressly provided in this prospectus or in the applicable pricing supplement that any determination is subject to approval by AIG. In the absence of manifest error, such determination will be conclusive for all purposes and binding on holders of the notes and AIG, and the exchange rate agent will have no liability for those determinations.

                               BOOK-ENTRY SYSTEM

      Unless AIG specifies differently in the pricing supplement relating to your note, your note will be issued in book-entry form and represented by a global note or notes. You should read the section "Legal Ownership" in the prospectus for general information about this type of arrangement and your rights under such arrangement.

      Upon issuance, all book-entry notes of the same series bearing interest, if any, at the same rate or pursuant to the same formula, having the same date of issuance, redemption provisions, if any, specified currency, stated maturity and other terms will be represented by a single global note. Each global note representing book-entry notes will be deposited with, or on behalf of, the depositary, and will be registered in the name of the depositary or its nominee.

      Upon the issuance of a global note, the depositary for the global note or its nominee will credit the accounts of persons held with it with the respective principal or face amount of the book-entry notes represented by such global note. The accounts will be designated initially by the agents through which the notes were sold, or by AIG if the notes are offered and sold directly by AIG. Ownership of beneficial interests in a global note will be limited to those financial institutions that have accounts with the depositary or persons that may hold interests through them. Ownership of beneficial interests by participants in a global note will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary or records maintained by those participants.

      Payment of principal of and any premium and interest on book-entry notes represented by any global note will be made to the depositary or its nominee, as the sole registered owner and the sole direct holder of the notes. Neither AIG, the trustee nor any of AIG's agents will have any responsibility or liability for any aspect of the depositary's records relating to or payments made on account of beneficial ownership interests in such global notes or for maintaining, supervising or reviewing any of the depositary's records relating to the beneficial ownership interests.

      The depositary has advised AIG that upon receipt of any payment on any global note, the depositary will immediately credit, on its book-entry registration and transfer system, the accounts of the participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global note as shown on the records of the depositary. Payments by these participants to owners of beneficial interests in a global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in street name, and will be the sole responsibility of these participants.

      No global note may be transferred except as a whole by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of such successor.

      Global notes will be exchangeable for certificated notes only as described in the prospectus under the subsection entitled "Global Securities -- Special Situations When Global Security Will be Terminated." Upon any exchange, the global notes will be exchangeable for certificated notes issuable in denominations of $1,000 and integral multiples of $1,000 above that, and registered in the names as the depositary holding the global note directs.

      The indenture provides that the depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the indenture. AIG understands that under existing industry practices, in the event that it requests any action of holders or that an owner of beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and they would authorize beneficial owner owning through them to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

ABOUT DTC

      DTC has advised AIG that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Securities Exchange Act of 1934. The depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The depositary's participants include securities brokers and dealers, including the agents, banks, trust companies, clearing corporations, and certain other organizations some of whom, and/or their representatives, own the depositary. Access to the depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

                             UNITED STATES TAXATION

      This section describes the material United States federal income tax consequences of owning the notes and is the opinion of Sullivan & Cromwell, United States tax counsel to AIG. It applies to you only if you acquire notes in the offering and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a bank;

- a life insurance company;

- a tax-exempt organization;

- a person that owns notes that are a hedge or that are hedged against interest rate or currency risks;

- a person that owns notes as part of a straddle or conversion transaction for tax purposes; or

- a person whose functional currency for tax purposes is not the U.S. dollar.

      This section deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning notes that are due to mature more than 30 years from their date of issue will be discussed in an applicable pricing supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, and published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

   Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

                             UNITED STATES HOLDERS

      This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

- a citizen or resident of the United States;

- a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      If you are not a United States holder, this section does not apply to you and you should refer to "-- United States Alien Holders" below.

PAYMENTS OF INTEREST

      Except as described below in the case of interest on a discount note that is not qualified stated interest, each as defined below under "-- Original Issue Discount -- General", you will be taxed on any interest on your note, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

      CASH BASIS TAXPAYERS. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

      ACCRUAL BASIS TAXPAYERS. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

      If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you own at the beginning of the first taxable year to which the election applies and to all debt instruments that you thereafter acquire. You may not revoke this election without the consent of the Internal Revenue Service.

      When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your note, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

ORIGINAL ISSUE DISCOUNT

      GENERAL. If you own a note, other than a short-term note with a term of one year or less, it will be treated as a discount note issued at an original issue discount if the amount by which the note's stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a note's issue price will be the first price at which a substantial amount of notes included in the issue of which the note is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A note's stated redemption price at maturity is the total of all payments provided by the note that are not payments of qualified stated interest. Generally, an interest payment on a note is qualified stated interest if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate with certain exceptions for lower rates paid during some periods applied to the outstanding principal amount of the note. There are special rules for variable rate notes that are discussed below under "-- Variable Rate Notes".

      In general, your note is not a discount note if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your note will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your note has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the note, unless you make the election described below under "-- Election to Treat All Interest as Original Issue Discount". You can determine the includible amount with respect to each such payment by multiplying the total amount of your note's de minimis original issue discount by a fraction equal to:

- the amount of the principal payment made

divided by:

- the stated principal amount of the note.

      INCLUSION OF ORIGINAL ISSUE DISCOUNT IN INCOME. Generally, if your discount note matures more than one year from its date of issue, you must include original issue discount, which AIG calls "OID", in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasing amounts of OID in income over the life of your discount note. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount note for each day during the taxable year or portion of the taxable year that you hold your discount note (accrued OID). You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount note and you may vary the length of each accrual period over the term of your discount note. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on your discount note must occur on either the first or final day of an accrual period.

      You can determine the amount of OID allocable to an accrual period by:

- multiplying your discount note's adjusted issue price at the beginning of the accrual period by your note's yield to maturity, and then

- subtracting from this figure the sum of the payments of qualified stated interest on your note allocable to the accrual period.

      You must determine the discount note's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount note's adjusted issue price at the beginning of any accrual period by:

- adding your discount note's issue price and any accrued OID for each prior accrual period, and then

- subtracting any payments previously made on your discount note that were not qualified stated interest payments.

      If an interval between payments of qualified stated interest on your discount note contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

      The amount of OID allocable to the final accrual period is equal to the difference between:

- the amount payable at the maturity of your note, other than any payment of qualified stated interest; and

- your note's adjusted issue price as of the beginning of the final accrual period.

      ACQUISITION PREMIUM. If you purchase your note for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your note after the purchase date but is greater than the amount of your note's adjusted issue price, as determined above under "-- Original Issue Discount -- General," the excess is acquisition premium. If you do not make the election described below under "-- Election to Treat All Interest as Original Issue Discount", then you must reduce the daily portions of OID by a fraction equal to:

- the excess of your adjusted basis in the note immediately after purchase over

- the adjusted issue price of your note

divided by:

- the excess of the sum of all amounts payable, other than qualified stated interest, on your note after the purchase date over

- the note's adjusted issue price.

      MARKET DISCOUNT. You will be treated as if you purchased your note, other than a short-term note, at a market discount, and your note will be a market discount note if:

- you purchase your note for less than its issue price as determined above under "-- General" and

- the difference between the note's stated redemption price at maturity or, in the case of a discount note, the note's revised issue price, and the price you paid for your note is equal to or greater than 1/4 of 1 percent of your note's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the note's maturity.

      To determine the revised issue price of your note for these purposes, you generally add any OID that has accrued on your note to its issue price.

      If your note's stated redemption price at maturity or, in the case of a discount note, its revised issue price, does not exceed the price you paid for the note by 1/4 of 1 percent multiplied by the number of complete years to the note's maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

      You must treat any gain you recognize on the maturity or disposition of your market discount note as ordinary income to the extent of the accrued market discount on your note. Alternatively, you may elect to include market discount in income currently over the life of your note. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount note and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your note in an amount not exceeding the accrued market discount on your note until the maturity or disposition of your note.

      You will accrue market discount on your market discount note on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you elect to accrue market discount using a constant-yield method, this method will apply only to the note with respect to which it is made and you may not revoke this election.

      PRE-ISSUANCE ACCRUED INTEREST. An election can be made to decrease the issue price of your note by the amount of pre-issuance accrued interest if:

- a portion of the initial purchase price of your note is attributable to pre-issuance accrued interest;

- the first stated interest payment on your note is to be made within one year of your note's issue date; and

- the payment will equal or exceed the amount of pre-issuance accrued interest.

      If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your note.

      NOTES SUBJECT TO CONTINGENCIES INCLUDING OPTIONAL REDEMPTION. Your note is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether the contingency relates to payments of interest or of principal. In this case, you must determine the yield and maturity of your note by assuming that the payments will be made according to the payment schedule most likely to occur if:

- the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and

- one of the schedules is significantly more likely than not to occur.

      If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your note in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

      Notwithstanding the general rules for determining yield and maturity, if your note is subject to contingencies, and either you or AIG has an unconditional option or options that, if exercised, would require payments to be made on the note under an alternative payment schedule or schedules, then:

- in the case of an option or options that AIG holds, AIG will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your note; and

- in the case of an option or options that you hold, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your note.

      If both you and AIG hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your note for the purposes of those calculations by using any date on which your note may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your note as the principal amount payable at maturity.

      If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your note is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your note by treating your note as having been retired and reissued on the date of the change in circumstances for an amount equal to your note's adjusted issue price on that date.

      ELECTION TO TREAT ALL INTEREST AS ORIGINAL ISSUE DISCOUNT. You may elect to include in gross income all interest that accrues on your note using the constant-yield method described above under "-- General", with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under "-- Notes Purchased at a Premium," or acquisition premium.

      If you make this election for your note, then, when you apply the constant-yield method:

- the issue price of your note will equal your cost;

- the issue date of your note will be the date you acquired it; and

- no payments on your note will be treated as payments of qualified stated interest.

      Generally, this election will apply only to the note for which you make it unless the note has amortizable bond premium or market discount. If the note has amortizable bond premium, you will be deemed to have elected to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year after that year. Additionally, if you make this election for a market discount note, you will be treated as having made the election discussed above under "-- Market Discount" to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a note or the deemed elections with respect to amortizable bond premium or market discount notes without the consent of the Internal Revenue Service.

      VARIABLE RATE NOTES. Your note will be a variable rate note if:

- your note's issue price does not exceed the total noncontingent principal payments by more than the lesser of:

      1. .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or

      2. 15 percent of the total noncontingent principal payments; and

- your note provides for stated interest, compounded or paid at least annually, only at:

      1. one or more qualified floating rates;

      2. a single fixed rate and one or more qualified floating rates;

      3. a single objective rate; or

      4. a single fixed rate and a single objective rate that is a qualified inverse floating rate.

      Your note will have a variable rate that is a qualified floating rate if

- variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your note is denominated; or

- the rate is equal to a rate described in the immediately preceding clause multiplied by either:

      1. a fixed multiple that is greater than 0.65 but not more than 1.35; or

      2. a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

- the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your note provides for two or more qualified floating rates that are within
0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate.

      Your note will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless the restrictions are fixed through out the term of the note or are not reasonably expected to significantly affect the yield on the note.

      Your note will have a variable rate that is a single objective rate if:

- the rate is not a qualified floating rate;

- the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and

- the value of the rate on any date during the term of your note is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

      Your note will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of your note's term.

      An objective rate as described above is a qualified inverse floating rate if:

- the rate is equal to a fixed rate minus a qualified floating rate; and

- the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

      Your note will also have a single qualified floating rate or an objective rate if interest on your note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

- the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

- the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

      Commercial paper rate notes, prime rate notes, LIBOR notes, EURIBOR notes, treasury rate notes, CMT rate notes, CD rate notes, and federal funds rate notes generally will be treated as variable rate notes under these rules.

      In general, if your variable rate note provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your note is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for your note.

      If your variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your note by:

- determining a fixed rate substitute for each variable rate provided under your variable rate note;

- constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;

- determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and

- adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate note, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your note.

      If your variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate, other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate note will be treated, for purposes of the first three steps of the determination, as if your note had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate note as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

      SHORT-TERM NOTES. In general, if you are an individual or other cash basis United States holder of a short-term note, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive
it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a particular type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term notes on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term note will be ordinary income to the extent of the OID accrued on a straight-line basis, unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term notes, you will be required to defer deductions for interest on borrowings allocable to your short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

      When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term note, including stated interest, in your short-term note's stated redemption price at maturity.

      FOREIGN CURRENCY DISCOUNT NOTES. If your discount note is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount note in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under "-- Payments of Interest -- Accrual Basis Taxpayers" above. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your note.

NOTES PURCHASED AT A PREMIUM

      If you purchase your note for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your note by the amount of amortizable bond premium allocable to that year, based on your note's yield to maturity. If your note is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your note is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, the election will apply to all debt instruments, other than debt instruments, the interest on which is excludible from gross income, that you own at the beginning of the first taxable year to which the election applies, and to all debt instruments that you acquire after that time, and you may not revoke it without the consent of the Internal Revenue Service. See also "-- Original Issue Discount -- Election to Treat All Interest as Original Issue Discount" for more information about the consequences of an election to amortize bond premium.

PURCHASE, SALE AND RETIREMENT OF THE NOTES

      Your tax basis in your note will generally be the U.S. dollar cost, as defined below, of your note, adjusted by:

- adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your note; and then

- subtracting the amount of any payments on your note that are not qualified stated interest payments and the amount of any amortizable bond premium applied to reduce interest on your note.

If you purchase your note with foreign currency, the U.S. dollar cost of your note will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your note is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your note will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

      You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. If your note is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of the amount on:

- the date payment is received, if you are a cash basis taxpayer and the notes are not traded on an established securities market, as defined in the applicable Treasury regulations;

- the date of disposition, if you are an accrual basis taxpayer; or

- the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the notes are traded on an established securities market, as defined in the applicable Treasury regulations.

      You will recognize capital gain or loss when you sell or retire your note, except to the extent:

- described above under "-- Original Issue Discount -- Short-Term Notes" or "-- Original Issue Discount -- Market Discount";

- attributable to accrued but unpaid interest;

- the rules governing contingent payment obligations apply; or

- attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% for property held more than one year.

      You must treat any portion of the gain or loss that you recognize on the sale or retirement of a note as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

EXCHANGE OF AMOUNTS IN OTHER THAN U.S. DOLLARS

      If you receive foreign currency as interest on your note or on the sale or retirement of your note, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase notes or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss.

INDEXED NOTES AND AMORTIZING NOTES

      The applicable pricing supplement will discuss any special United States federal income tax rules with respect to notes the payments on which are determined by reference to any index and other notes that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate notes and with respect to any notes providing for the periodic payment of principal over the life of the note.

                          UNITED STATES ALIEN HOLDERS

      This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

- a nonresident alien individual;

- a foreign corporation;

- a foreign partnership; or

- an estate or trust that is not subject to United States federal income tax on a net income basis on income or gain from a note.

      If you are a United States holder, this section does not apply to you.

      This discussion assumes that the note is not subject to the rules of
Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party.

      Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

- AIG and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal, premium, if any, and interest, including OID, to you if, in the case of payments of interest:

      1. you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of AIG entitled to vote,

      2. you are not a controlled foreign corporation that is related to AIG through stock ownership, and

      3. the U.S. payor does not have actual knowledge or reason to know that you are a United States person and:

            a. you have furnished to the U.S. payor an Internal Revenue Service
               Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

            b. in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person,

            c. the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

                  i. a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

                  ii. a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

                  iii. a U.S. branch of a non-United States bank or of a
                       non-United States insurance company,

               and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

            d. the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business,

                  i. certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you, and

                  ii. to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

            e. the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; and

- no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

      Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

- the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of AIG entitled to vote at the time of death and

- the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

                  BACKUP WITHHOLDING AND INFORMATION REPORTING

UNITED STATES HOLDERS

      In general, if you are a noncorporate United States holder, AIG and other payors are required to report to the Internal Revenue Service all payments of principal, any premium and interest on your note, and the accrual of OID on a discount note. In addition, AIG and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding at a rate of 31% will apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

UNITED STATES ALIEN HOLDERS

      In general, payments of principal, premium or interest, including OID, made by AIG and other payors to you will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "-- United States Alien Holders" are satisfied or you otherwise establish an exemption.

      In general, payment of the proceeds from the sale of notes effected at a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a United States alien holder, you will not be subject to backup withholding and information reporting on such a sale provided that:

- the broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the broker:

      - an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

      - other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

- you otherwise establish an exemption.

If you fail to establish an exemption and the broker does not possess adequate documentation of your status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made outside the United States to an offshore account maintained by you unless the payor has actual knowledge that you are a United States person. AIG and other payors are required to report payments of interest on your notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements.

      In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

- the proceeds are transferred to an account maintained by you in the United States,

- the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

- the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

      In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting, but not backup withholding, if the sale is effected at a foreign office of a broker that is:

- a United States person,

- a controlled foreign corporation for United States tax purposes,

- a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

- a foreign partnership, if at any time during its tax year:

      - one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

      - such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or you otherwise establish an exemption.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

      The fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should be considered in the context of the particular circumstances of a pension or other employee benefit plan before making an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be in accordance with the documents governing the plan.

      AIG or one of its subsidiaries may be considered a "party in interest" or a "disqualified person" under the Internal Revenue Code with respect to many employee benefit plans. Prohibited transactions under ERISA and the Internal Revenue Code may arise if the notes are acquired by or with the assets of a pension or other employee benefit plan for which AIG or any of its subsidiaries is a service provider, unless those notes are acquired pursuant to an exemption issued by the Department of Labor, including exemptions for transactions effected on behalf of the plan by a "qualified professional asset manager" or an "in-house asset manager." The assets of a pension or other employee benefit plan may include assets held by certain entities, including assets in the general account of an insurance company that are deemed to be "plan assets" under ERISA.

   If you are the fiduciary of a pension plan or other employee benefit plan or otherwise investing the plan assets of an employee benefit plan and propose to invest in the notes, you should consult your legal counsel.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      Subject to the terms and conditions of the Distribution Agreement, AIG is offering the notes on a continuous basis through the agents, each of which has agreed to use its best efforts to solicit offers to purchase the notes. AIG has the sole right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agents may also reject any offer to purchase notes. The agents are Chase

Securities Inc., Goldman, Sachs & Co., Merrill
Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. AIG will pay the agents a commission on notes sold through the agents. The commission will range from 0.125% to .750% of the principal amount of the notes depending on the maturity of the notes.

      AIG may also sell notes to the agents who will purchase the notes as principals for their own accounts. Any such sale will be made at a discount to be agreed upon at the time of sale. Any notes the agents purchase as principal may be resold at the market price or at other prices determined by the agents at the time of resale. AIG may also sell notes directly to investors or through other brokers identified in the applicable pricing supplement. No commission will be paid on any notes AIG sells directly.

      The agents, whether acting as agents or principals, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Act"). AIG has agreed to indemnify the several agents against certain liabilities, including liabilities under the Act. AIG has agreed to reimburse the agents for certain expenses.

      The agents may sell to dealers who may resell to investors and the agents may pay all or part of the discount or commission they receive from us to the dealers. Such dealers may be deemed to be "underwriters" within the meaning of the Act.

      In connection with the offering, the agents may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the agents of a greater principal amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

      The agents also may impose a penalty bid. This occurs when a particular agent repays to the agents a portion of the underwriting discount received by it because the agents have repurchased notes sold by or for the account of such agent in stabilizing or short covering transactions.

      These activities by the agents may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the agents at any time. These transactions may be effected in the over-the-counter market or otherwise.

      The notes are a new issue of securities with no established trading market and will not be listed on a securities exchange. No assurance can be given as to the liquidity of the trading market for the notes.

      Unless otherwise indicated in the applicable pricing supplement, the purchase price of the notes will be required to be paid in immediately available funds in New York City.

      Chase Securities Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. and their affiliates have engaged in transactions with and/or performed various services, including investment banking services, for AIG. Ellen V. Futter, a director of AIG, is also a director of JP Morgan Chase & Co., which is an affiliate of Chase Securities Inc. The agents may in the future engage in transactions with and/or perform various services for AIG, in the ordinary course of their businesses.

                             VALIDITY OF THE NOTES

      The validity of the notes will be passed upon for AIG by Sullivan & Cromwell, New York, New York, and for the agents by Davis Polk & Wardwell, New York, New York. The opinions of Sullivan & Cromwell and Davis Polk & Wardwell will be conditioned upon and subject to assumptions regarding future action required to be taken by AIG and the trustee in connection with the issuance and sale of any particular note, the specific terms of the notes and other matters which may affect the validity of the notes but which cannot be ascertained on the date of their opinions. M. Bernard Aidinoff, a member of the Board of Directors of AIG, is Senior Counsel to Sullivan & Cromwell and beneficially owns 37,819 shares of AIG common stock and options to purchase 55,732 shares of AIG common stock. Partners of Sullivan & Cromwell involved in the representation of AIG beneficially own approximately 7,350 shares of AIG common stock.

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     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY
INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE NOTES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                           -------------------------

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                               U.S. $780,546,000

                             AMERICAN INTERNATIONAL
                                  GROUP, INC.
                          MEDIUM-TERM NOTES, SERIES F
                            DUE NINE MONTHS OR MORE
                               FROM DATE OF ISSUE
                           -------------------------
                             PROSPECTUS SUPPLEMENT
                           -------------------------
                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                                   JP MORGAN

                           MORGAN STANLEY DEAN WITTER

                              SALOMON SMITH BARNEY
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